Exhibit 99.1

GCO EDUCATION LOAN FUNDING TRUST-1

OFFICER’S CERTIFICATE OF THE

ADMINISTRATOR

Zions First National Bank

717 17th Street, Suite 301

Denver, CO 80202

Attention: Corporate Trust Department

Standard & Poor’s Ratings Services

55 Water Street

New York, NY 10041

Attention: Asset-Backed Surveillance Group

Fitch Ratings One State Street Plaza New York, NY 10004 Attention: Structured Finance Moody’s Investors Service Inc. 99 Church Street New York, NY 10007 Attention: Structured Finance

Pursuant to Section 2(a) of the Administration Agreement by and among GCO Education Loan Funding Trust-I, as Issuer, Wilmington Trust Company, as Delaware Trustee, Zions First National Bank, as Indenture Trustee, and GCO Education Loan Funding Corp., as Administrator, dated as of March 1, 2003 (the “Agreement”), as amended and supplemented, the undersigned hereby certifies that (a) a review of the activities of the Administrator during the 12-month period ended December 31, 2006 and of its performance under the Agreement has been made under the supervision of the undersigned; and (b) to the best of the undersigned’s knowledge, based on such review, the Administrator has fulfilled its obligations in all material respects under the Agreement throughout such year.

GCO EDUCATION LOAN FUNDING CORP.,
as Administrator

Dated as of: March 23, 2007	By:	/s/ Ronald W. Page
	Name:	Ronald W. Page
	Title:	Senior Managing Director